Exhibit 3.4

AMENDMENT TO FIRST AMENDED BYLAWS

COAST HOTELS AND CASINOS, INC.

Article II Section 1 of the First Amended Bylaws of Coast Hotels and Casinos, Inc. was amended to read as follows:

Section 1. The Board of Directors of the corporation shall consist of at least three (3) Directors and no more than thirteen (13) Directors. Subject to the foregoing minimum and maximum, the number of Directors shall be subject to determination and change from time to time by duly adopted resolutions of the Board of Directors.